Explanation for responses:

This statement is being filed jointly by Mr. Eduardo S. Elsztain (“Elsztain”), Consultores Assets Management S.A. (“CAM”), Consultores Venture Capital Uruguay S.A. (“CVC Uruguay”), Agroinvestment S.A. (“Agroinvestment”), Consultores Venture Capital Ltd. (“CVC Cayman”), Ifis Limited (“IFIS”), Inversiones Financieras del Sur S.A. (“IFISA”), Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria (“Cresud”), IRSA Inversiones y Representaciones Sociedad Anónima ("IRSA"), Tyrus S.A. (“Tyrus”), Jiwin S.A. (“Jiwin”), Efanur SA (“Efanur”) and Real Estate Strategies L.P. (“RES” and together with Elsztain, CAM, CVC Uruguay, Agroinvestment, CVC Cayman, IFIS, IFISA, Cresud, IRSA, Tyrus, Jiwin and Efanur the "Reporting Persons").

Mr. Elsztain is a citizen of the Republic of Argentina who serves as Chairman of the board of directors of each of the following companies, except for RES, IFIS and CVC Cayman:

(i)	IFIS, a limited liability company organized under the laws of Bermuda;
(ii)	IFISA, a stock corporation organized under the laws of the Republic of Uruguay;
(iii)	Cresud, a stock corporation organized under the laws of the Republic of Argentina;
(iv)	IRSA, a stock corporation organized under the laws of the Republic of Argentina;
(v)	CAM, a stock corporation company organized under the laws of Argentina;
(vi)	CVC Cayman, a stock corporation organized under the laws of Cayman Island;
(vii)	CVC Uruguay, a stock corporation organized under the laws of the Republic of Uruguay;
(viii)	Agroinvestment, a stock corporation organized under the laws of the Republic of Uruguay;
(ix)	Tyrus, a stock corporation organized under the laws of the Republic of Uruguay;
(x)	Jiwin, a stock corporation organized under the laws of the Republic of Uruguay, who serves as general partner of Real Estate Strategies L.P.;
(xi)	Efanur, a stock corporation organized under the laws of the Republic of Uruguay, who is the major limited partner of RES;
(xii)	RES, a limited partnership organized under the laws of Bermuda.

Elsztain’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; IFIS’ principal offices are located at Clarendon House, 2 Church Street, Hamilton HM 08 Bermuda; IFISA’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609, Montevideo, Republic of Uruguay; Cresud’s principal offices are located at Moreno 877, 23rd Floor, (C1091AAQ) Ciudad Autónoma de Buenos Aires, Argentina; IRSA’s principal offices are located at Bolivar 108, 1st floor, Buenos Aires, Argentina; CAM’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; CVC Cayman’s principal offices are located at 89 Nexus Way, 2nd floor Camana Bay, P.O. Box 31106, SMB, Grand Cayman, KY1-1205, Cayman Islands; CVC Uruguay’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609 Montevideo, of the Republic of Uruguay; Agroinvestment’s principal offices are located at Cambara 1620, of 202, 11500, Montevideo, Republic of Uruguay; Tyrus’ principal offices are located at Colonia 810, Of. 403, CP 11000, Montevideo, Republic of Uruguay, Jiwin’s principal offices are located at Colonia 810, Of. 403, CP 11000, Montevideo, Republic of Uruguay, Efanur’s principal offices are located at Rincón 468 7º floor, Montevideo, 11.000 Republic of Uruguay and RES´ principal offices are located at Clarendon House 2 Church Street, Hamilton HM CX, Bermuda.

The reported securities may be deemed to be indirectly beneficially owned by the list of entities described on the previous paragraphs except for RES whose direct beneficial ownership is listed below. The Reporting Persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Persons are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

As of February 28, 2017:

(i)
Elsztain is the Chairman of the Board of Directors of IFISA, Cresud, CAM, CVC Uruguay, Agroinvestment, IRSA, Efanur, Jiwin and Tyrus, except for RES, a company in which Jiwin (a company wholly owned by IRSA) is the General Partner

(ii)
Elsztain is the beneficial owner of 59% of IFIS by virtue of his indirect holdings in IFIS and powers of attorney granted to him. Elsztain also owns 85.0 of CAM which owns 0.0002% of Cresud and 100% of CVC Uruguay which in turn owns 0.0002% of Cresud’s shares and 100% of CVC Cayman. None of these companies directly own Common Stock of Condor Hospitality Trust, Inc. (“CDOR”). Elsztain also directly owns 0.0002% of IRSA’s outstanding stock and 0.02% of Cresud’s shares;

(iii)	CVC Cayman serves as the Investment Manager of IFIS;
(iv)	IFIS is the direct owner of 100% of the common stock of IFISA;
(v)
IFISA directly owns 30.79% of Cresud’s shares. IFISA does not directly own CDOR’s Common Stock.  Furthermore, according to an agreement between Mr. Eduardo Elsztain, IFIS and Cougar Capital Strategies LLC., pursuant to which IFIS undertook to deliver to Cougar 1,955,870 American Depositary Receipts (hereinafter “Cresud Shares) of Cresud. As a result of the Settlement Agreement, on October 30, 2017 (i) Cougar shall have the right to sell to Elsztain all but not less than all of the Cresud Shares then-held by Cougar and (ii) Elsztain shall have the right to purchase all but not less than all of the Cresud Shares then-held by Cougar.  Moreover, at any time from the date of the settlement agreement until the date of the exercise of the put/call option, Elsztain shall have a right of first offer if Cougar propose to transfer any Cresud Shares to any third party.  Additionally, and pursuant the provisions of the Agreement, under certain circumstances Cougar undertakes to vote or cause to be voted the Cresud Shares as instructed by IFIS;

(vi)	Cresud directly owns 62.99% of IRSA’s common shares. Cresud does not directly own CDOR’s Common Stock;
(vii)	IRSA owns 100% of Tyrus’. IRSA does not directly own CDOR’s Common Stock;
(viii)	Tyrus owns 100% of the capital stock of Jiwin. Tyrus does not directly own CDOR’s Common Stock;
(ix)	Jiwin serves as general Partner of RES; Jiwin does not directly own CDOR’s Common Stock;
(x)
Efanur is the major limited Partner of RES. Efanur owns directly 312,500 of CDOR’s Common Stock; RES owns 949,223 Shares of Common Stock of Condor and 3,245,156 shares of Series D Stock convertible into 20,282,225 shares of CDOR’s Common Stock and a Note convertible for Series D Stock (which is convertible for up to 632,249 shares of CDOR’s Common Stock), subject to the 49% limitation.

(i)

Eduardo S. Elsztain	IRSA Inversiones y Representaciones Sociedad Anónima
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Consultores Assets Management S.A.	IFIS Limited
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Consultores Venture Capital Limited	Inversiones Financieras del Sur S.A.
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria	Efanur S.A.
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Consultores Venture Capital Uruguay SA	Tyrus S.A.
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Agroinvestment S.A.	Jiwin S.A.
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board	By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board

Real Estate Strategies LP
By: /s/ Eduardo S. Elsztain Name: Eduardo S. Elsztain Title: Chairman of the Board